Exhibit 12(c)

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March 31, 2008

Columbia Funds Series Trust

One Financial Center

Boston, MA 02111

Excelsior Tax-Exempt Funds, Inc.

One Financial Center

Boston, MA 02111

Re:	California Short-Intermediate Term Tax-Exempt Income Fund Reorganization

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 8.5 of that certain Agreement and Plan of Reorganization, dated as of March 27, 2008 (the “Agreement”),3 by and among Columbia Funds Series Trust (the “Trust”), a Delaware statutory trust, for itself and on behalf of Columbia Short Term Bond Fund, Columbia Short Term Municipal Bond Fund, and Columbia California Intermediate Municipal Bond Fund (the “Acquiring Fund”); Excelsior Funds, Inc., a Maryland corporation, for itself and on behalf of Short-Term Government Securities Fund; Excelsior Tax-Exempt Funds, Inc. (the “Corporation”), a Maryland corporation, for itself and on behalf of Short-Term Tax-Exempt Securities Fund and California Short-Intermediate Term Tax-Exempt Income Fund (the “Target Fund”); and Columbia Management Advisors, LLC (“Columbia”), a Delaware limited liability company. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificates delivered to us for purposes of rendering this opinion by the Trust, for itself and on behalf of the Acquiring Fund, and the Corporation, for itself and on behalf of the Target Fund (together, the “Certificates of Representations”).

Pursuant to the Agreement, the Acquiring Fund shall acquire all of the assets and assume all of the liabilities of the Target Fund (the “Reorganization”). The Reorganization is further described in the combined proxy statement/prospectus, and the exhibits and appendices attached thereto (the “Proxy/Prospectus”) as filed on registration statement form N-14 with the Securities and Exchange Commission (“SEC”) on December 17, 2007 (Registration No. 333-148102).

We have acted as counsel to the Trust in connection with the Reorganization. As such, and for purposes of rendering this opinion, we have examined and are familiar with the Agreement, the Proxy/Prospectus, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In addition, we have assumed (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement, without waiver or modification of material terms and conditions thereof, (ii) the truth and accuracy, as of the date of the Agreement and the date hereof, of the representations and warranties made by the parties to the Agreement, (iii) the truth and accuracy of the representations made to us in the Certificates of Representations, and (iv) that any representation in the Agreement or the Certificates of Representations made “to the knowledge” or similarly qualified is correct without such qualification.

[3]	References herein to the “Agreement” include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Reorganization under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or will be sustained by a court.

Our opinion relates solely to the tax consequences of the Reorganization under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Reorganization under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).

No opinion is expressed as to any transaction other than the Reorganization as effected by the Agreement or as to any transaction whatsoever, including the Reorganization, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties and assumptions upon which we rely is not true and accurate at all relevant times. In the event any of the representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We have not independently investigated or verified the validity of any representations made in connection with the Reorganization or this opinion upon which we have relied in rendering this opinion; however, during the course of our representation, we have not become aware of any facts that call into question the accuracy of any such representation(s). We also note that the tax consequences addressed herein may depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. To the extent the facts differ from those relied on and assumed herein, our opinion should not be relied upon.

Based upon the foregoing and subject to the following paragraph, we are of the opinion that: (i) the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the Target Fund upon the transfer of the Target Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund’s shares and the assumption by the Acquiring Fund of liabilities of the Target Fund or upon the distribution of the Acquiring Fund shares to the Target Fund’s shareholders in exchange for their shares of the Target Fund in connection with the Reorganization; (iii) the tax basis of the assets of the Target Fund to be transferred to the Acquiring Fund in the Reorganization in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer; (iv) the holding period in the assets of the Target Fund to be transferred to the Acquiring Fund in the Reorganization in the hands of the Acquiring Fund will include the period during which such assets were held by the Target Fund; (v) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for the Acquiring Fund’s shares and the assumption by the Acquiring Fund of liabilities of the Target Fund; (vi) no gain or loss will be recognized by the shareholders of the Target Fund upon the receipt of the Acquiring Fund’s shares solely in exchange for their shares of the Target Fund as part of the Reorganization; (vii) the tax basis of the Acquiring Fund shares to be received by each shareholder of the Target Fund will be, in the aggregate, the same as the tax basis, in the aggregate, of the Target Fund shares surrendered in exchange therefor; (viii) the holding period in the Acquiring Fund shares received by each shareholder of the Target Fund in the Reorganization will include the holding period during which the shares of the Target Fund exchanged therefor were held, provided that at the time of the exchange the shares of the Target Fund were held as capital assets in the hands of such shareholder; (ix) the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization; and (x) the Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury Regulations promulgated thereunder.

Notwithstanding the foregoing, we express no view with respect to the effect of the Reorganization on any transferred asset (including without limitation, futures contracts, certain foreign currency contracts, “non-equity” options and investments in “passive foreign investment companies”) as to which any unrealized gain or loss may be required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction.

This opinion is being delivered to you pursuant to Section 8.5 of the Agreement and may not be relied upon for any other purpose. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the Reorganization and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit and the benefit of your shareholders. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

Very truly yours,

/s/ Morrison & Foerster LLP